FOR IMMEDIATE RELEASE	For More Information
Contact:
Mark A. Roberts
Executive Vice President &
CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FOURTH QUARTER EPS OF $0.08, TOTAL
ASSETS OF $1.1 BILLION AND STABLE ASSET QUALITY

WEST SPRINGFIELD, MA—January 28, 2008—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $1.3 million, or $0.08 per diluted share, for the fourth quarter of 2007 compared to net income of $766,000, or $0.05 per diluted share, for the corresponding period in 2006.  The Company’s improved results were largely due to an increase in net interest income, driven by net interest margin expansion and growth in average earning assets.  The quarterly operating performance was also favorably impacted by an increase in fee income from deposit and wealth management accounts and a reduction in non-interest expenses.  For the year ended December 31, 2007, the Company’s net income was $4.4 million, or $0.26 per diluted share, compared to net income of $4.9 million, or $0.29 per diluted share, for the corresponding period in 2006.  The Company also announced a quarterly cash dividend of $0.06 per share payable on February 26, 2008 to shareholders of record as of February 12, 2008.

Total assets increased $69.8 million, or 6.9%, to $1.1 billion at December 31, 2007 from $1.0 billion at year end 2006 as a result of growth in total loans of $63.3 million, or 8.3%.  Balance sheet expansion was funded by an increase of $33.0 million, or 4.8%, in total deposits and a portion of the $83.0 million in net proceeds received from the second-step conversion and stock offering that was completed on December 3, 2007.  The funds obtained from second-step conversion and stock offering were also used to pay down short-term FHLB advances.

"Given the current banking environment, we are pleased to report improved results for the fourth quarterof 2007,” commented Richard B. Collins, President and Chief Executive Officer.  “With the completion of our second-step conversion and stock offering, we are well-positioned to capitalize on future growth and expansion opportunities.  We remain committed to enhancing shareholder value.”

Financial Highlights:

•
Total loans increased $62.6 million, or 8.2%, to $824.7 million at December 31, 2007 compared to $762.1million at December 31, 2006.  Loan growth was concentrated in the commercial real estate ($39.2 million or 22.3%), residential real estate ($20.4 million or 6.4%) and commercial and industrial ($11.8 million or 16.9%) portfolios.  Origination activity in 2007 was driven by a steady local economy, a relatively stable real estate market, a comparatively low interest rate environment, successful business development efforts and competitive products and pricing.  The healthy expansion in commercial real estate and commercial and industrial loans also reflected a continued focus on diversifying the loan mix.  During the year, construction loans declined $12.7 million or 23.2% as several credits converted to fixed-rate commercial mortgages or were paid-in-full and management elected to be more cautious in evaluating and approving funding for residential construction projects.

•
The ratio of non-performing loans to total loans increased modestly from 0.17% at December 31, 2006 to 0.22%at December 31, 2007.  Non-performing assets totaled $2.7 million, or 0.25% of total assets, at December 31, 2007 compared to $1.9 million, or 0.18% of total assets, at December 31, 2006.  The Company has not originated loans to sub-prime borrowers and approximately 96% of its investment portfolio consists of mortgage-backed and debt securities issued by government sponsored enterprises.

•
At December 31, 2007, the ratio of the allowance for loan losses to total loans was 0.94% and the ratio of the allowance for loan losses to non-performing loans was 432.16%.  Net charge-offs totaled $929,000, or 0.12% of average loans outstanding, for the year ended December 31, 2007.

•
Total deposits increased $33.0 million, or 4.8%, to $718.7 million at December 31, 2007 compared to $685.7 million at December 31, 2006 mainly due to the introduction of new products and services, competitive pricing, targeted promotional activities and the December 2006 opening of a second branch in Westfield, Massachusetts.  In connection with the second-step conversion and stock offering, approximately $2.0 million of deposits were withdrawn for the purpose of funding stock purchases.  Core deposit balances totaled $371.0 million at December 31, 2007 compared to $366.2 million at December 31, 2006.

•
Net interest income increased $885,000, or 12.8%, to $7.8 million for the fourth quarter of 2007 from the same period in 2006 as a result of growth in earning assets and net interest margin expansion.  Average earning assets expanded $76.6 million, or 8.0%, to in excess of $1 billion mainly due to strong loan growth.  Net interest margin increased 13 basis points to 3.02% reflecting the use of net proceeds from the second-step conversion and stock offering to pay-down short-term FHLB advances and fund growth in earning assets.

•
Non-interest income expanded $91,000, or 6.5%, to $1.5 million for the three months ended December 31, 2007 due to increases of $130,000, or 12.2%, in fee income from deposit accounts and $94,000, or 87.9%, in wealth management revenue.  These items were partly offset by a $101,000 increase in losses on sales and write-downs of investment securities, mainly attributable to the recognition of a $53,000 other-than-temporary impairment loss for an investment in Freddie Mac preferred stock and losses from sales of several corporate bonds.  Prior to this charge, the unrealized losses related to these securities were reported as a component of other comprehensive loss.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 13 branch offices located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except par value amounts)

	December 31,	December 31,
Assets	2007	2006
	(unaudited)	(audited)

Cash and cash equivalents	$14,254	$25,419
Securities available for sale, at fair value	201,257	190,237
Securities held to maturity, at amortized cost	3,632	3,241
Federal Home Loan Bank of Boston stock, at cost	10,257	9,274
Time deposits and other short-term investments	1,030	-

Loans:
Residential mortgages	339,470	319,108
Commercial mortgages	214,776	175,564
Construction loans	42,059	54,759
Commercial loans	81,562	69,762
Home equity loans	116,241	112,739
Consumer loans	30,587	30,181
Total loans	824,695	762,113

Net deferred loan costs and fees	2,136	1,285
Allowance for loan losses	(7,714)	(7,218)
Loans, net	819,117	756,180

Other real estate owned	880	562
Premises and equipment, net	10,600	8,821
Bank-owned life insurance	6,652	6,304
Other assets	11,602	9,395

Total assets	$1,079,281	$1,009,433

Liabilities and Stockholders' Equity

Deposits:
Demand	$102,010	$97,190
NOW	35,207	37,523
Savings	65,711	65,475
Money market	168,107	165,984
Certificates of deposit	347,647	319,514
Total deposits	718,682	685,686

Federal Home Loan Bank of Boston advances	107,997	169,806
Repurchase agreements	13,864	10,425
Escrow funds held for borrowers	1,356	1,121
Capitalized lease obligation	1,890	-
Accrued expenses and other liabilities	9,372	4,684
Total liabilities	853,161	871,722

Stockholders' Equity:
Preferred stock ($0.01 par value; 50,000,000 shares authorized;
no shares issued and outstanding)	-	-
Preferred stock ($0.01 par value; 5,000,000 shares authorized;
no shares issued and outstanding)	-	-
Common stock ($0.01 par value; 100,000,000 shares authorized;
17,763,747 shares issued and outstanding at December 31, 2007)	178	-
Common stock ($0.01 par value; 60,000,000 shares authorized;
17,205,995 shares issued at December 31, 2006)	-	172
Additional paid-in capital	165,920	75,520
Retained earnings	73,026	70,406
Unearned compensation	(12,835)	(5,772)
Accumulated other comprehensive loss	(169)	(1,951)
Treasury stock, at cost (51,445 shares at December 31, 2006)	-	(664)
Total stockholders' equity	226,120	137,711

Total liabilities and stockholders' equity	$1,079,281	$1,009,433

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)	(audited)

Interest and dividend income:
Loans	$12,795	$11,619	$49,812	$42,338
Investments	2,351	2,082	8,200	8,843
Other interest-earning assets	303	235	1,238	1,021
Total interest and dividend income	15,449	13,936	59,250	52,202

Interest expense:
Deposits	5,612	5,105	21,942	18,696
Borrowings	2,014	1,893	8,141	5,951
Total interest expense	7,626	6,998	30,083	24,647

Net interest income before provision for loan losses	7,823	6,938	29,167	27,555

Provision for loan losses	385	342	1,425	969

Net interest income after provision for loan losses	7,438	6,596	27,742	26,586

Non-interest income:
Loss on sales and write-downs of securities	(105)	(4)	(275)	(222)
Fee income on depositors’ accounts	1,192	1,062	4,432	4,190
Wealth management income	201	107	692	426
Other income	202	234	886	998
Total non-interest income	1,490	1,399	5,735	5,392

Non-interest expense:
Salaries and benefits	3,716	3,715	14,835	12,888
Occupancy expenses	484	524	1,925	1,792
Marketing expenses	326	342	1,374	1,436
Data processing expenses	729	662	2,735	2,474
Professional fees	404	446	1,276	1,148
Other expenses	1,027	1,156	3,894	4,298
Total non-interest expense	6,686	6,845	26,039	24,036

Income before income taxes	2,242	1,150	7,438	7,942

Income tax expense	968	384	3,061	3,018

Net income	$1,274	$766	$4,377	$4,924

Earnings per share:
Basic	$0.08	$0.05	$0.26	$0.29
Diluted	$0.08	$0.05	$0.26	$0.29

Weighted average shares outstanding:
Basic	16,732	16,949	16,853	17,140
Diluted	16,762	16,979	16,906	17,149

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Dec. 31
	2007	2007	2007	2007	2006

Operating Results:
Net interest income	$7,823	$7,253	$7,135	$6,956	$6,938
Loan loss provision	385	436	320	284	342
Non-interest income	1,490	1,412	1,435	1,398	1,399
Non-interest expenses	6,686	6,131	6,575	6,647	6,845
Net income	1,274	1,291	978	834	766

Performance Ratios (annualized):
Return on average assets	0.48%	0.50%	0.38%	0.33%	0.31%
Return on average equity	3.02%	3.69%	2.82%	2.41%	2.23%
Net interest margin	3.02%	2.91%	2.90%	2.82%	2.89%
Non-interest income to average total assets	0.56%	0.55%	0.56%	0.55%	0.57%
Non-interest expense to average total assets	2.50%	2.38%	2.58%	2.62%	2.77%
Efficiency ratio (excludes gains/losses on sales of securities and loans)	70.99%	69.63%	76.34%	79.70%	82.10%

Per Share Data:
Diluted earnings per share	$0.08	$0.08	$0.06	$0.05	$0.05
Book value per share	$12.73	$8.28	$8.12	$8.10	$8.03
Market price at period end	$11.10	$12.55	$14.14	$14.85	$13.80

Risk Profile
Non-performing assets as a percent of total assets	0.25%	0.18%	0.29%	0.13%	0.18%
Non-performing loans as a percent of total loans, gross	0.22%	0.12%	0.37%	0.17%	0.17%
Allowance for loan losses as a percent of total loans, gross	0.94%	0.93%	0.96%	0.94%	0.95%
Allowance for loan losses as a percent of non-performing loans	432.16%	755.16%	259.79%	570.35%	560.40%
Equity as a percentage of assets	20.95%	13.28%	13.55%	13.40%	13.65%

Average Balances
Loans	$820,164	$812,756	$797,751	$776,301	$746,256
Securities	193,099	168,498	166,163	180,491	194,786
Total interest-earning assets	1,036,253	998,336	985,519	985,112	959,649
Total assets	1,069,060	1,032,225	1,018,509	1,016,369	988,944
Deposits	721,634	720,330	715,173	691,532	688,103
FHLB advances	157,819	156,150	149,853	170,727	150,301
Capital	168,910	139,820	138,896	138,296	137,222

Average Yields/Rates (annualized)
Loans	6.24%	6.26%	6.19%	6.16%	6.23%
Securities	4.87%	4.79%	4.46%	4.39%	4.28%
Total interest-earning assets	5.96%	6.00%	5.89%	5.81%	5.81%

Savings accounts	1.05%	0.90%	0.91%	0.86%	0.84%
Money market/NOW accounts	2.71%	2.81%	2.76%	2.69%	2.69%
Certificates of deposit	4.66%	4.70%	4.58%	4.50%	4.48%
FHLBB advances	4.82%	4.90%	4.75%	4.74%	4.79%
Total interest-bearing liabilities	3.87%	3.92%	3.79%	3.77%	3.72%